Exhibit 12

Execution Copy

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of December 21, 2012 by and among SHANGPHARMA HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”) and the other parties appearing on the signature pages hereto (the “Investors”).

RECITALS

1. On July 6, 2012, Mr. Michael Xin Hui (the “Founder”), TPG Star Charisma Limited, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited entered into a Consortium Agreement (as may be amended from time to time, the “Consortium Agreement”).

2. On the date hereof, Holdings, ShangPharma Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), ShangPharma Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and ShangPharma Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), subject to the terms and conditions of the Merger Agreement.

3. On the date hereof, each of TPG Star, L.P. and TPG Biotechnology Partners II, L.P. (together with TPG Star, L.P., the “TPG Funds” and each, a “TPG Fund”) has executed a letter in favor of Holdings in which such party has agreed, subject to the terms and conditions set forth therein, to provide equity financing to Holdings at the Closing (as hereinafter defined) (the “TPG Equity Commitment Letter”).

4. On the date hereof, Joint Benefit Group Limited has executed a letter in favor of Holdings in which such party has agreed, subject to the terms and conditions set forth therein, to provide equity financing to Holdings at the Closing (as hereinafter defined) (the “Joint Benefit Equity Commitment Letter”).

5. On the date hereof, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, Joint Benefit Group Limited, TPG Star Charisma Limited, and TPG Biotech II Charisma Limited (together with TPG Star Charisma Limited, the “Sponsors”) have executed a Contribution Agreement in favor of Holdings and Parent in which certain parties thereto have agreed, subject to the terms and conditions set forth therein, to make a rollover equity investment in Holdings at the Closing (as hereinafter defined) (the “Contribution Agreement” and together with the TPG Equity Commitment Letter and Joint Benefit Equity Commitment Letter, the “Equity Commitments”).

6. The Investors and Holdings wish to agree to certain terms and conditions that will govern the actions of Holdings and the relationship among the Investors with respect to the Merger Agreement and the Equity Commitments in connection with the Merger Agreement, and the transactions contemplated by each.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1. Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.1, 1.2, 2.5, 3 and 4) upon the earliest of (i) the closing under the Merger Agreement (the “Closing”) and (ii) the termination of the Merger Agreement; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination.

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. Certain of those definitions are set forth in Section 3 hereof. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement. Whenever used herein, “including” shall mean “including without limitation”.

2. AGREEMENTS AMONG THE INVESTORS.

2.1. Authority of Holdings. The Investors may cause Holdings to take any action, subject to compliance with this Agreement, permitted under this Agreement, and, except as otherwise set forth herein, Holdings shall take only those actions approved by all of the Investors.

2.2. Actions under the Merger Agreement. The prior approval of all the Investors shall be required to cause Holdings to, and Holdings shall not without such approval, take any action or refrain from taking any action in order for Holdings to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including determination by Holdings that the conditions to closing specified in [Sections 7.1 and 7.2] of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger.

2.3. Debt Financing. The Investors shall seek to cause Holdings and/or its applicable subsidiaries to negotiate and enter into definitive agreements relating to debt financing to be provided at the Closing on the terms set forth in the debt commitment letter attached as Annex A and/or on such additional or modified terms as all the Investors shall approve.

2.4. Shareholders’ Agreement. The Investors agree to negotiate in good faith on a shareholders’ agreement to be entered into among them on the Closing Date in respect of governance, investors’ rights and other terms relating to their investment in the equity securities of Holdings as are reasonably satisfactory to the Investors.

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2.5. Equity Commitments.

2.5.1. Each Investor hereby affirms and agrees that Holdings, acting at the direction of all of the Investors, shall be entitled to enforce the provisions of each Equity Commitment. Holdings shall not attempt to enforce any Equity Commitment until all of the Investors have determined that the Closing Conditions have been satisfied or validly waived as permitted hereunder. Holdings shall have no right to enforce any of the Equity Commitments unless acting at the direction of all of the Investors.

2.5.2. All securities issued by Holdings at the Closing shall be issued to the Investors pro rata in an amount proportionate to the relative total amounts purchased and rolled-over by all Investors in accordance with each Investor’s Commitments.

2.5.3. Prior to the Closing, no Investor shall transfer, directly or indirectly, its share capital of Holdings or its obligations under its Equity Commitment, other than a transfer to one or more affiliates or as approved by the other Investors.

2.6. Representations and Warranties. Each Investor hereby represents warrants and covenants to the other Investors that none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representation and warranty of Holdings, Parent or Merger Sub set forth in Section 5.2(f) of the Merger Agreement.

3. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings (all other capitalized terms used but not defined shall have the meanings given thereto in the Merger Agreement):

“Commitments” shall, for each Investor, mean the amount of cash equity or the value of Rollover Shares (based on the Per Share Merger Consideration) set forth in the Equity Commitments delivered by such Investor to Holdco, copies of which are attached as Annex B hereto.

4. MISCELLANEOUS.

4.1. Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Investors.

4.2. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.3. Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance).

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4.4. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Holdings and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or shareholder of any Investor or any affiliate thereof or against any former, current or future director, officer, agent, affiliate, general or limited partner, member, manager or shareholder of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

4.5. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto). Subject to Section 4.3, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.

4.6. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.7. Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. Other than as provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto.

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4.8. Consultation. Each party shall keep the other parties informed of its expectations and intentions regarding the Merger and the transactions contemplated hereby and will notify the other parties hereto promptly of any changes therein.

4.9. Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

4.10. General. Nothing in this letter agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.

4.11. Consortium Agreement. Nothing in this Agreement shall be construed or deemed to be an amendment, modification or waiver of any provision of the Consortium Agreement, and the Consortium Agreement shall remain in full force and effect in all respects unaffected by this Agreement.

4.12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

SHANGPHARMA HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Director

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

INVESTOR:

CHEMEXPLORER INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

INVESTOR:

CHEMPARTNER INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

INVESTOR:

TPG STAR CHARISMA LIMITED

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

INVESTOR:

TPG BIOTECH II CHARISMA LIMITED

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]